Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2019, by and between M & A Ventures, LLC, a Georgia limited liability company d/b/a “Realtime Electronic Payments” (the “Company”); and Jason Kirk, a resident of the State of Arizona (“Executive”).

RECITALS:

WHEREAS, the Company is an indirect wholly-owned subsidiary of Hawk Parent Holdings LLC, a Delaware limited liability company (“Hawk”);

WHEREAS, pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Thunder Bridge Acquisition Ltd. a Cayman Islands exempted company (together with its successors, “Parent”), TB Acquisition Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Hawk, and, solely in its capacity as the Company Securityholder Representative (as defined in the Merger Agreement), CC Payment Holdings, L.L.C., a Delaware limited liability company, Merger Sub will merge with and into Hawk, with Hawk, as the surviving limited liability company, becoming a majority-owned subsidiary of Parent;

WHEREAS, this Agreement is conditioned upon, and shall become effective immediately following, the closing of the transactions (the “Effective Date”) contemplated in the Merger Agreement (the “Transaction”);

WHEREAS, Executive is currently employed by the Company and previously entered into an Employment Agreement with Hawk and the Company dated as of July 22, 2016 (the “Prior Agreement”); and

WHEREAS, as of the Effective Date, Parent desires that the Company continue to employ Executive, and Executive desires to continue to be employed by the Company, all in accordance with the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment. As of the Effective Date, the Company shall continue to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. The term of this Agreement shall commence on the Effective Date and shall expire on the date that is three (3) years following the Effective Date (the “Employment Period”); provided, however, that commencing on the third (3rd) anniversary of the Effective Date and on each anniversary thereafter (each, an “Extension Date”), the Employment Period shall be automatically extended for an additional one (1)-year period, unless the Company or Executive provides the other party at least ninety (90) days’ prior written notice before any Extension Date that the Employment Period shall not be so extended (such non-extension, a “Non-Renewal”), in which case Executive’s employment shall terminate upon the expiration of the Employment Period. This Agreement is conditioned upon, and shall become effective immediately following, the Effective Date, in which event this Agreement replaces and supersedes the Prior Agreement. If the Merger Agreement is terminated prior to the occurrence of the Transaction, (a) this Agreement shall be null and void and have no force or effect, and none of Parent, Hawk, the Company or Executive shall have any obligations hereunder and (b) the Prior Agreement shall continue in full force in accordance with its terms.

2. Position and Duties. During the Employment Period, Executive shall serve as Chief Technology Officer of the Company and shall have such duties and responsibilities as are customarily assigned to such position and such other responsibilities, duties, powers, authority and obligations delegated to Executive directly by the Chief Executive Officer or the Company’s board of managers or Parent’s board of directors (Parent’s board of directors, the “Governing Authority”) that are consistent with Executive’s position. Executive shall use Executive’s best efforts to promote and develop the business of the Company; shall devote substantially all of Executive’s working time and effort exclusively to the business and affairs of the Company; shall act in good faith in performing all duties required to be rendered under this Agreement; and shall conduct himself in a manner consistent with the best interests of the Company and in accordance with the Company’s written policies as are in effect from time to time. If requested by the Governing Authority, Executive will also provide services to the affiliates and subsidiaries of the Company, in the same capacity as described above. Executive will follow and comply with, and hereby agrees to be bound by, applicable legal policies and procedures adopted in writing by the Governing Authority from time to time and presented to Executive, including without limitation, policies relating to business ethics and conflict of interest, prohibiting discrimination, prohibiting harassment, confidentiality and trade secrets. Notwithstanding the foregoing, Executive will be permitted to act or serve as a director, trustee, committee member or principal of any type of business, civic organization or charitable organization as long as such activities do not conflict with or interfere in any material respect with the performance of Executive’s services to the Company. The principal place of employment of Executive shall be the Company’s offices in Tempe, Arizona, subject to travel required for the business of the Company or the Company’s affiliates or subsidiaries.

3. Compensation and Benefits.

(a) Salary. During the Employment Period, Executive shall receive from the Company a base salary for each twelve (12) month period commencing on the Effective Date of not less than $267,000 (the “Base Salary”) or, in the event that Executive is employed for any portion thereof, a pro rata amount of the Base Salary. The Base Salary shall be reviewed at least annually by the Governing Authority and the Governing Authority may, but shall not be required to, increase the Base Salary during the Employment Period. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b) Bonuses. During the Employment Period, Executive shall be eligible to receive an annual cash performance-based bonus award (the “Annual Bonus”) in respect of each fiscal year or portion thereof (the “Annual Bonus Period”) during the Employment Period. The target Annual Bonus opportunity for each such Annual Bonus Period (the “Target Annual Bonus”) shall be an amount equal to twenty percent (20%) of Executive’s then current Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of the Company and/or individual performance objectives for such Annual Bonus Period, as established by the Governing Authority. Achievement of the Company and/or individual performance objectives shall be determined by the Governing Authority (or a designated committee), in its reasonable discretion, by no later than the last day of February following the applicable Annual Bonus Period. The Annual Bonus shall be paid, if at all, by no later than the fifteenth (15th) day of March following the applicable Annual Bonus Period with respect to which the performance goals are measured.

(i) Notwithstanding the foregoing provisions of this Section 3(b), but subject to Section 4(e), Executive must be employed by the Company on the last day of the applicable Annual Bonus Period to be eligible for receipt of the Annual Bonus relating to such Annual Bonus Period (and, if Executive is not so employed at such time, Executive shall not be considered to have “earned” any such Annual Bonus).

(ii) Except as provided in this Section 3, Executive shall not be entitled to receive any other cash-based incentive compensation provided by the Company or any of its subsidiaries or affiliates.

(c) Equity Award. On the Effective Date, Executive will receive equity incentives approved by the Compensation Committee of the Governing Authority and described separately in the Restricted Stock Award Agreements and related equity plan executed by Parent and attached hereto as Exhibit A.

(d) Employee Benefits. Executive also shall be entitled to such health, welfare and vacation benefits which are consistent with the Company’s plans or policies then in effect, as determined from time to time by the Governing Authority in accordance with the terms of such plans and policies. The Company provides no guarantee related to the adoption or continuation of any particular benefit plan or program and Executive’s participation in such benefit plan or program shall be subject to the provisions, rules and regulations applicable to each benefit plan or program; provided, however, that Executive shall receive no less than three (3) weeks’ vacation leave for each full calendar year or a prorated amount for any period less than a full calendar year. Such vacation leave shall be taken in accordance with the terms of such policy at such times so as not to disrupt in any material respect the normal business operations of the Company.

(e) Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense pre-approval and verification, documentation and reimbursement.

4. Termination; Effects of Termination.

(a) Executive’s employment hereunder shall be terminated upon:

(i) Executive’s receipt of written notice from the Company of the termination of his employment, effective as of the date indicated in such notice (which date shall be no fewer than fifteen (15) days from the Company’s delivery of such notice);

(ii) Executive’s receipt of written notice from the Company that Executive’s employment with the Company shall be terminated for Cause, effective as of the date indicated in such notice;

(iii) The Company’s receipt of written notice from Executive of Executive’s resignation or other voluntary termination of his employment, effective as of the date indicated in such notice (except as otherwise set forth in Section 4(d));

(iv) Executive’s receipt of written notice from the Company of the termination of his employment on account of Executive’s Incapacity, effective as of the date indicated in such notice (which date shall be no fewer than thirty (30) days from the Company’s delivery of such notice and provided that such Incapacity continues as of the date set forth in such notice); or

(v) Automatically upon Executive’s death.

(b) For purposes of this Agreement, “Cause” means an omission, act or action or series of omissions, acts or actions of Executive that constitutes, causes or results in (i) Executive’s conviction of, or plea of guilty or nolo contendere (or any similar plea or admission) to, a felony or a crime involving theft, embezzlement, deceit or moral turpitude; (ii) the abandonment or intentional neglect by Executive of his duties of employment hereunder (other than by reason of Incapacity ); (iii) the misappropriation (or attempted misappropriation) by Executive of any funds or other property of the Company; (iv) a breach by Executive of any of the material terms and conditions of this Agreement or any other written agreement between Executive and the Company containing non-competition, non-solicitation or similar obligations; (v) Executive’s possession or use of any drug illegally; (vi) Executive’s material violation of any of the Company’s written policies, if such violation affects in any material respect the general reputation or marketability of the Company; (vii) unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, in the reasonable judgment of the Governing Authority, materially injures the Company; or (viii) Executive’s willful failure to comply with reasonable directions, duties or responsibilities assigned to him by the Governing Authority; provided, however, each of the foregoing matters described in clauses (ii), (iv), (vi) and (viii) hereof shall be deemed Cause only if not cured by Executive within thirty (30) days of his receipt of written notice thereof from the Company specifying in reasonable detail the alleged Cause. For purposes of this provision, any act or failure to act based upon specific directions given to Executive pursuant to a resolution duly adopted by the Governing Authority or the Company’s board of managers or upon the advice of counsel for the Company cannot give rise to a termination for Cause.

(c) For purposes of this Agreement, “Incapacity” means, as a result of a physical or mental injury, impairment or illness, the inability of Executive to perform the essential functions of Executive’s job with reasonable accommodation for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) days in any twelve (12) month period. Any question as to the existence of an Incapacity to which Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third who shall make such determination in writing. This written determination of Incapacity will be final and conclusive for all purposes under this Agreement.

(d) Executive’s employment may be terminated by Executive at any time and for any reason; provided, however, that in the event of termination by Executive without Good Reason, Executive shall give the Company at least thirty (30) days’ prior written notice of such termination. For purposes of this Agreement, “Good Reason” means, prior to such time that Executive has committed acts or omissions giving rise to the Company’s right to terminate Executive’s employment for Cause and, if required, notice is given to Executive pursuant to Paragraph 4(a)(ii) and the Company does not terminate Executive’s employment for Cause within thirty (30) days after Executive’s receipt of such notice, the occurrence of any of the following conditions during the Term without Executive’s consent:

(i) Any breach by the Company of any of the material terms and conditions of this Agreement;

(ii) A relocation of Executive’s principal place of employment to a location that would increase Executive’s commute by more than fifty (50) miles to Executive’s current principal place of employment (it being understood that travel reasonably required on business of the Company shall not be considered a relocation);

(iii) any material diminution in the nature or scope of the responsibilities or duties of Executive as contemplated by this Agreement; or

(iv) the assignment to Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities.

provided, that (A) “Good Reason” shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date; (B) the Company shall have thirty (30) days after receipt of such written notice to cure such breach or event; and (C) Executive must terminate his employment no later than sixty (60) days after the expiration of the period for curing such breach or event without the Company having cured the same.

(e) Payments upon Termination.

(i) In the event Executive voluntarily terminates Executive’s employment hereunder for any reason other than Good Reason, Executive’s employment hereunder is terminated by a Non-Renewal by Executive, or Executive’s employment hereunder is terminated by the Company for Cause, the Company shall pay and provide to Executive the Accrued Rights due to Executive, if any. In the event Executive’s employment hereunder is terminated by reason of Executive’s death or by the Company because of Executive’s Incapacity, the Company shall pay and provide to Executive or to Executive’s representatives or estate (A) the Accrued Rights due Executive, if any, plus (B) the Annual Bonus that would be due and payable to Executive had he remained employed by the Company until the end of the Annual Bonus Period during which Executive’s death occurred or during which Executive’s employment was terminated by the Company on account of Executive’s Incapacity, payable when such bonuses are paid to other management employees. “Accrued Rights” shall mean a lump-sum amount equal to the sum of (1) Executive’s earned but unpaid Base Salary through the date of termination, (2) any Annual Bonuses earned for prior Annual Bonus Periods that remain unpaid as of the date of termination, (3) any unreimbursed business expenses or other amounts due to Executive from the Company as of the date of termination and (4) such vested and accrued employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination; provided, that in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and, provided further, all such amounts shall be paid as otherwise described in this Agreement.

(ii) In the event Executive voluntarily terminates Executive’s employment hereunder for Good Reason, Executive’s employment hereunder is terminated by a Non-Renewal by the Company or Executive’s employment is terminated by the Company without Cause, the Company shall pay and provide Executive (A) the Accrued Rights due to Executive, if any and (B) during the Severance Period, and subject to Executive’s execution and non-revocation of a release of claims with respect to Executive’s employment and termination in favor of the Company, its affiliates and their respective officers, directors and managers in a form provided by the Company (the “Release") and such Release becoming effective and irrevocable within sixty (60) days following the date of such termination (such sixty (60)-day period, the “Release Execution Period”), an amount equal to the sum of Executive’s then current Base Salary and Target Annual Bonus for each fiscal year during the Severance Period, payable in regular installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, payments pursuant to clause (B) hereof shall not begin until the beginning of the second taxable year, and provided further that the first installment payment under clause (B) then shall include all amounts that would otherwise have been paid to Executive during the period beginning on the termination date and ending on the first payment date if no such delay had been imposed. The “Severance Period” shall be eighteen (18) months; provided, however, that the “Severance Period” shall be thirty (30) months in the event of a termination on or within twenty-four (24) months following a Change of Control or prior to and in anticipation of a Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning ascribed to such term in Parent’s Omnibus Incentive Plan, as may be in effect from time to time. For purposes of this Agreement, termination of Executive’s employment shall be considered to be in anticipation of a Change of Control if termination occurs during the period in which Parent, the Company or Hawk are engaged in substantive discussions with unrelated third parties about a transaction that, if consummated, would constitute a Change of Control.

In addition to the foregoing, in the event Executive voluntarily terminates Executive’s employment hereunder for Good Reason, Executive’s employment hereunder is terminated by a Non-Renewal by the Company or Executive’s employment is terminated by the Company without Cause, (1) Executive shall be vested with respect to that number of Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of Executive through the Severance Period, effective as of the date the Release becomes effective and irrevocable, (2) Executive’s outstanding unvested options, restricted stock and other equity-based awards that were eligible to vest based on the achievement of certain specified performance objectives and the continued employment of Executive shall remain outstanding and eligible to vest in accordance with the terms of such options, restricted stock and other equity-based awards (notwithstanding the termination of Executive’s employment) through the Severance Period, effective as of the date the Release becomes effective and irrevocable, and (3) all of Executive’s outstanding stock options shall remain outstanding until the earlier of (I) the expiration of the Severance Period or (II) the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of Executive’s employment).

5. Business Protection Covenants.

(a) For purposes of this Section 5, the following definitions shall apply:

(i) “Business of Company” means the business of providing electronic payment processing services to merchants in any or all of the payday lending, installment lending, buy-here, pay-here auto lending, collections, debt recovery and accounts receivable management industries.

(ii) “Competing Business” means any person, business or subdivision of a business which substantially engages in the Business of Company, or which is actively planning to engage in the Business of Company, excluding subdivisions of a business, if any, which are unrelated to the Business of Company and excluding any business that provides electronic payment processing services so long as the revenues or gross profits derived by such business from merchants in the payday lending, installment lending, buy-here, pay-here auto lending, collections, debt recovery and accounts receivable management industries do not exceed twenty percent (20%) of the total revenue or total gross profits, respectively, of such business during any twelve (12)-month period during Executive’s employment with the Company and the twenty-four (24) months after such employment ends.

(iii) “Confidential Information” means all valuable data and/or proprietary information (in oral, written, electronic or other form) belonging to or pertaining to the Company, its customers or vendors which is not generally known or publicly available and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed. Confidential Information includes (but is not limited to) methods of operation, sales records, profit and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods, customer data (including customer lists, names of customers and their representatives, merchant names, merchant lists, names of referral partners, lists of referral partners, names of vendors, lists of vendors, data provided by or about prospective, existing or past customers, merchants, referral partners or vendors, customer service materials and the type, quantity and specifications of products purchased, leased or licensed by customers), any strategic or other marketing or sales plans, financial information and projections, personnel data, proprietary software, inventions, business plans, business strategies and similar information and secret designs, processes, formulae, devices or material (whether or not patented or patentable or subject to any other statutory protection) directly or indirectly useful in any aspect of the business of the Company. However, Confidential Information does not include data or information (A) which has been disclosed to the public (except where such public disclosure has been made by Executive in violation of the terms hereof), (B) which has been independently developed and disclosed by others, or (C) which has otherwise entered the public domain through lawful means.

(iv) “Material Communications” means contact in person, by telephone or by paper or electronic correspondence in furtherance of the business interests of the Company during the last twenty-four (24) months of Executive’s employment with the Company.

(v) “Material Contact” means contact, within twenty-four (24) months prior to Executive’s termination or resignation, between Executive and a customer or potential customer of the Company (A) with whom Executive dealt on behalf of the Company, (B) whose dealings with the Company were coordinated or supervised by Executive, (C) about whom Executive obtained confidential information as a result of Executive’s association with the Company, or (D) who received services or products authorized by the Company, the sale or provision of which resulted in compensation, commissions or earnings for Executive within the last twenty-four (24) months of Executive’s employment with the Company.

(vi) “Restricted Territory” means the United States and Canada.

(vii) “Trade Secret” means a trade secret of the Company as defined by applicable law and may include any confidential formula, pattern, process, device or compilation of information which an entity uses in its business and which gives that entity an opportunity to obtain an advantage over its competitors.

Unless the context otherwise requires, the term “Company” shall mean the Company and its affiliated companies, successors and predecessors for purposes of this Section 5.

(b) Nondisclosure. Executive agrees that during the Employment Period and following cessation of employment with the Company for any reason, Executive shall not, directly or indirectly, divulge or make use of any Confidential Information or Trade Secrets. In the event that Executive becomes aware of unauthorized disclosures of any Confidential Information or Trade Secrets at any time, whether intentionally or by accident, Executive shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose additional duties of non-use or non-disclosure.

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(c) Inventions, Patents and Copyrights. Executive hereby assigns and grants to the Company sole and exclusive ownership of (and will upon request take any actions needed to formally assign and grant to the Company and/or to obtain patents, trademark registrations or copyrights belonging to the Company with regard to) any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Executive, alone or with others, during the term of Executive’s employment and relating to the Company. This obligation applies whether or not the foregoing inventions or information are made or prepared in the course of Executive’s employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of Executive’s employment with the Company. Executive agrees to advise the Company in writing of each invention that Executive, alone or with others, makes or conceives during the term of Executive’s employment and which relates to the Business of Company. Notwithstanding any provision of this Agreement to the contrary, Executive shall not be required to assign, nor shall Executive be deemed to have assigned, any of Executive’s rights in any invention that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities or Trade Secrets, except for inventions that either (i) relate, at the time conceived or reduced to practice, to the Business of Company or to actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by Executive for the Company or on behalf of the Company. Inventions Executive developed before Executive came to work for the Company, if any, are described in the attached Exhibit A, and are excluded from this Section 5(c). The failure of the parties to attach any Exhibit A to this Agreement shall be deemed an admission by Executive that Executive does not have any pre-existing inventions.

(d) Competitive Activities. Executive agrees that during Executive’s employment with the Company and for a period of twenty-four (24) months after such employment ends and within the Restricted Territory, Executive will not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, or perform any services for, a Competing Business (alone or in association with any person or entity that performs services for a Competing Business) where those services are the same as or similar to those types of services conducted, authorized, supervised, offered or provided by Executive to the Company at any time during the last twenty-four (24) months of Executive’s employment with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock or any class of securities of any entity listed on a national securities exchange which is engaged in a Competing Business, so long as Executive has no active participation in the Competing Business and does not serve on the board of directors or similar body of such entity.

(e) Conflicting Activities. If, during his employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Governing Authority, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided in this Agreement. During Executive’s employment, Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Governing Authority before such customer or supplier seeks to do business with the Company.

(f) Non-Solicitation of Customers. Executive agrees that during Executive’s employment with the Company and for a period of twenty-four (24) months after such employment ends, Executive will not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit or attempt to solicit any current or prospective customer of the Company with whom Executive had Material Contact for the purpose of selling any products or services of a Competing Business.

(g) Non-Solicitation of Vendors. Executive agrees that during Executive’s employment with the Company and for a period of twenty-four (24) months after such employment ends, Executive will not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit any sponsor bank or other vendor of the Company with whom Executive had Material Communications for the purpose of procuring products or services to support a Competing Business.

(h) Non-Solicitation of Employees and Contractors. Executive agrees that during Executive’s employment with the Company and for a period of twenty-four (24) months after such employment ends, Executive will not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit, recruit or induce, or attempt to solicit, recruit or induce, any employee or independent contractor of the Company to terminate or lessen such employment or contract with the Company.

(i) Return of Company Property. Upon the termination of Executive’s employment with the Company or upon the Company’s earlier request, Executive will promptly deliver to the Company any and all of the Company’s records and any and all of the Company’s property in his possession or control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, tablets, telephones and other electronic equipment belonging to the Company. Moreover, if Confidential Information has been communicated to or placed on any electronic device owned by Executive, then Executive shall submit the device to the Company so that the Confidential Information can be erased or deleted. If requested by the Company in writing in advance of such time, within fourteen (14) days after the termination of Executive’s employment, Executive will certify in writing that Executive has complied with this Section 5(i).

(j) Specific Performance. Executive acknowledges and agrees that any breach by Executive of any of the covenants contained in Sections 5(b), 5(d), 5(e), 5(f), 5(g) or 5(h) will cause irreparable damage to the Company, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in addition to any other remedies that may be available at law, in equity or under this Agreement, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation by Executive of the covenants in Sections 5(b), 5(d), 5(e), 5(f), 5(g) or 5(h).

(k) Survival and Limitations. The provisions of this Section 5 shall survive the expiration or termination of Executive’s employment hereunder for any reason.

Notwithstanding any other provision of this Agreement, the parties hereto acknowledge and agree that nothing in this Agreement shall prohibit Executive from reporting possible violations of Federal, State or other law or regulation to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any investigation or proceeding. The parties hereto further acknowledge that nothing herein limits Executive’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive made any such reports or disclosures or is assisting in any such investigation. Additionally, Executive (a) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (b) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (c) will not be prohibited from receiving any amounts hereunder as a result of making any such reports or disclosures or assisting with any such investigation or proceeding.

6. Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to Executive if the Payment were limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax. In such event, cash payments shall be modified or reduced first (against the amounts payable latest in time) and then any other benefits pro rata. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) above shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments Executive would have been entitled to, but did not, receive could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

7. Section 409A. The intent of the parties is that payments and benefits under this Agreement either comply with or are exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Executive is hereby advised to seek independent advice from his tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement under Section 409A of the Code or under any other federal, state, local or foreign tax laws and regulations. For purposes of this Agreement, termination of employment will be construed consistent with the meaning of “separation from service” under Section 409A of the Code. All payments under this Agreement shall be treated as a series of separate payments to the maximum extent permitted under Section 409A of the Code. If Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Parent’s, Hawk’s or the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered nonqualified deferred compensation subject to Section 409A of the Code and payable upon a separation from service shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, Executive’s death, as and to the extent required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. Additionally, (a) any reimbursement of eligible expenses or other in-kind benefits payable to Executive under this Agreement shall be paid within the time period required by Section 409A of the Code; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (d) each payment shall be treated as a separate payment.

8. Representations and Warranties. Executive represents and warrants to the Company that Executive is under no contractual or other restriction or obligation which would prevent the performance of Executive’s duties hereunder or interfere with the rights of the Company hereunder.

9. Successors; Binding Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to substantially all of the business and/or assets of the Company which executes and delivers an agreement to assume and be bound by the terms hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

10. Assignment. Executive may not assign this Agreement or any part hereof without the prior written consent of the Company, which consent may be withheld for any reason. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, assigns and legal representatives.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery when delivered by hand, (b) on the date of transmission when sent by facsimile or electronic transmission during normal business hours with electronic confirmation of receipt, (c) one day after dispatch when sent by reputable overnight courier maintaining records of receipt, or (d) three days after dispatch when sent by registered or certified mail, postage prepaid, return receipt requested, all addressed as follows:

If to the Company:

3 West Paces Ferry Road, Suite 200

Atlanta, Georgia 30305

Attention: John A. Morris, CEO

jmorris@repay.com

If to Executive:

1655 E. Saltsage Drive
Phoenix, AZ 85048
Facsimile Number: (404) 637-1663
E-mail: jkirk@repay.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and by an appropriate Managerial Official of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona without regard to the conflict of law provisions thereof.

14. Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such invalid, void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance and, so far as is reasonably possible, effect shall be given to the intent of the parties hereto manifested by the portion held invalid, void or unenforceable to the maximum extent permitted by law.

15. Counterparts. This Agreement may be signed in one or more counterparts (including by facsimile), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail shall constitute effective signing and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be original signatures for all purposes.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and related transactions contemplated hereby, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including, for the avoidance of doubt, the Prior Agreement and Appendix A to any or all of the Membership Unit Award Agreements entered into by and between Hawk and Executive, and no payments or benefits are due to Executive under such other agreements.

17. Mitigation. Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to Executive in connection with this Agreement by seeking other employment or otherwise. The amount of any payment provided for in Section 4(e) above shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as a result of employment by another employer after the termination of Executive’s employment, or otherwise.

18. Remedies and Forum. The parties agree that they will not file any action arising out of this Agreement other than in the United States District Court for the District of Arizona or the State or Superior Courts of Maricopa County, Arizona. Notwithstanding the pendency of any proceeding, either party shall be entitled to injunctive relief in a state or federal court located in Maricopa County, Arizona upon a showing of irreparable injury. The parties consent to personal jurisdiction and venue solely within these forums and solely in Maricopa County, Arizona and waive all otherwise possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party(ies) in any such proceeding no later than ninety (90) days following the final resolution of any such proceeding. The existence of any claim or cause of action by Executive against the Company or the Company’s affiliates or subsidiaries, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Agreement on the date and year first above written.

THE COMPANY:

M & A VENTURES, LLC

By:	/s/ John A. Morris
John A. Morris
Chief Executive Officer

EXECUTIVE:

/s/ Jason Kirk
Jason Kirk

[Signature Page to Employment Agreement]

Exhibit A

[See attached.]